Exhibit (a)(5)(B)

NEWS

For Immediate Release

AAR CORP. Reports Preliminary Results of Modified Dutch Auction Tender Offer

WOOD DALE, Illinois, May 26, 2015 — AAR CORP. (NYSE: AIR) announced today the preliminary results of its “modified Dutch auction” tender offer to purchase shares of its common stock for an aggregate cash purchase price of not more than $135 million. The tender offer expired at the end of the day, 12:00 midnight, New York City time, on May 22, 2015.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 4,240,088 shares of AAR CORP. common stock were properly tendered and not properly withdrawn at or below the expected purchase price of $31.90 per share, including 486,166 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary share count by the depositary, AAR CORP. expects to acquire 4,240,088 shares of its common stock at an anticipated purchase price of $31.90 per share, for an aggregate cost of approximately $135 million, excluding fees and expenses relating to the tender offer.  As slightly more than $135 million of shares were tendered at or below the anticipated price of $31.90 per share, AAR CORP. intends to exercise its right to accept an additional $258,794 of shares.  As such, no proration is required and all shares validly tendered and not properly withdrawn at or below $31.90 will be accepted for purchase.  The 4,240,088 shares expected to be purchased in the tender offer represent approximately 10.7% of AAR CORP.’s currently issued and outstanding shares of common stock.

The number of shares to be purchased and the price per share are preliminary, subject to verification by the depositary and subject to change.  The preliminary information is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three business day settlement period.  The actual number of shares to be purchased and the final price per share will be announced following expiration of the guaranteed delivery period and completion of the confirmation process.  Payment for the shares accepted for purchase, and the return of all other shares tendered and not purchased, will occur promptly thereafter.  Payment for shares will be made in cash, less any applicable withholding taxes and without interest.

Wells Fargo Securities, LLC acted as dealer manager for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc. at: (866) 387-0770 (toll-free), or in writing at: 48 Wall Street 22nd Floor, New York, NY 10005.

About AAR

AAR is a global aerospace and defense company that employs more than 5,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Contact: John C. Fortson, Vice President, Chief Financial Officer and Treasurer | (630) 227-2075 | john.fortson@aarcorp.com.

Forward-Looking Statements

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2014. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.